Form of Amendment to Trust Instrument

AMANA MUTUAL FUNDS TRUST

Form of Amendment to

TRUST INSTRUMENT

The undersigned, being at least a majority of the Trustees of Amana Mutual Funds Trust, a Delaware statutory trust (the "Trust"), organized pursuant to that certain Trust Instrument dated March I l, 2013 (the "Trust Instrument"), do hereby, pursuant to Article Ill, Section I(o) and Article IV of the Trust Instrument: (i) establish a new series of the Trust to be designated the [Name of Fund] (the "Fund"); and (ii) establish the Investor Class and Institutional Class classes of shares. Any variations as to purchase price, determination of net asset value, the price, terms and manner of redemption and special and relative rights as to dividends on liquidation, and conditions under which such series or classes shall have separate voting rights, shall be as set forth in the Trust Instrument or as elsewhere determined by the Board of Trustees of the Trust.

This Amendment shall constitute an amendment to the Trust Instrument and, following execution by a majority of the Trustees, shall be effective on June 10, 2024. Thus instrument may be executed in several parts.

IN WITNESS WHEREOF, the undersigned Trustees have executed this instrument this 10th day June 2024.

/s/M. Yaqub Mirza
M. Yaqub Mirza Trustee; Chairman of the Board

x
Nicholas F. Kaiser Trustee; President
**By
/s/ Jane K. Carten
Jane K. Carten, Attorney-In-Fact

/s/Miles Davis
Miles Davis; Trustee

/s/Ronald Fielding
Ronald Fielding; Trustee

/s/Firas J. Al-Barzinji
Firas J. Al-Barzinji; Trustee